Exhibit 99.1

AT THE COMPANY: Bruce T. Quigley Vice President of Corporate Development and Investor Relations 949-362-5800 bquigley@smithmicro.com	IR INQUIRIES: Charles Messman, Todd Kehrli MKR Group 323-468-2300 ir@mkr-group.com

SMITH MICRO SOFTWARE REPORTS 2007 SECOND QUARTER
RESULTS
Record for First 6 Month Revenue of $33 Million and Pro Forma Earnings of $0.37
Aliso Viejo, Calif., August 1, 2007 — Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software solutions for the wireless market, today reported its fiscal 2007 second quarter financial results ending June 30, 2007.
Second Quarter 2007 Key Financial Results:
•	Revenue increased to $15.3 million, up 22% year-over-year

•	Pro forma net income was $5.1 million, up 59% over the same period last year

•	Pro forma earnings of $0.16 per diluted share on 31.4 million shares, compared to $0.13 per diluted share on 25.6 million shares for the second quarter of 2006

•	Cash and cash equivalents were $80.2 million, compared to $31.3 million at June 30, 2006
First Six Months Ended June 30, 2007 Financial Results:
•	Revenue increased to $33.0 million, up 47% year-over-year

•	Pro forma net income increased to $11.4 million, up 85% over the same period last year

•	Pro forma earnings of $0.37 per diluted share on 31.0 million shares, compared to $0.25 per diluted share on 24.7 million shares for the six months ended June 30, 2006
“We are pleased with the overall results for the second quarter,” said William W. Smith Jr., President and CEO of Smith Micro Software, Inc. “Our Multimedia division was impacted this quarter due to delays in the delivery of key third-party software drivers associated with the recent Microsoft Vista operating system upgrades. In a positive turn, we have corrected that situation and we have now

Smith Micro 2007 Second Quarter Financial Results	Page 2 of 10
received all the required software updates and expect to see a return to growth within this division going forward.”
Mr. Smith continued, “We are also pleased with the continued progress that we have made with our growth strategies; during the quarter we saw contributions from all four business operating units for the first time. This underscores our growing global capabilities and the value our customers place on our expanding product lines. Looking ahead we recently announced our intent to launch QuickLink Media Mobile Edition, a new product for the Windows Mobile platform in the September/October timeframe. Affordably priced, this new Smith Micro branded product will provide consumers with a robust multimedia manager to easily access music, photos, and videos from a single intuitive application on their Smartphone. QuickLink Media comes complete with a companion application on the PC making it easy to manage and sync content with any Windows Mobile device. We believe Smith Micro is uniquely positioned to truly capitalize on this large market opportunity as we leverage the strength of our customer base, technological capability, and our retail marketing expertise.”
Mr. Smith concluded, “Overall, we have reached several key milestones in the first half of fiscal 2007 as we push forward the Company’s long term strategic growth plans. In the first six months of the year we have fully integrated two acquisitions, signed several new clients, released an array of new products and upgrades, and are now gearing up for our first large scale wireless consumer product launch this fall. We continue to build upon our leadership role in the wireless software marketplace, and expect to see continued strong growth across our businesses for the remainder of the year.”
Financial Discussion:
Smith Micro reported net revenue of $15.3 million for the second quarter ended June 30, 2007, a 22% increase when compared to the $12.6 million reported in the second quarter of 2006.
Pro forma net income (which excludes amortization of intangible assets associated with acquisitions, stock compensation related expenses and non-cash tax expense) for the second quarter was $5.1 million, or $0.16 per diluted share, compared to pro forma net income of $3.2 million or $0.13 per diluted share for the second quarter of 2006. Fully diluted shares outstanding as of June 30, 2007 increased to 31.4 million as compared to 25.6 million shares outstanding as of June 30, 2006.

Smith Micro 2007 Second Quarter Financial Results	Page 3 of 10
On a GAAP basis, which includes amortization of acquisition intangibles, stock compensation and non-cash tax expense, the Company earned $0.01 per diluted share for the second quarter of 2007, compared to $0.04 per diluted share for the second quarter of 2006.
Total cash and equivalents at June 30, 2007 increased to $80.2 million, compared to $31.3 million for the 2006 second quarter ended June 30, 2006.
The Company uses a pro forma reconciliation of its condensed consolidated statements of income in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our results of operations and income generation, since amortization of intangibles from acquisitions, amortization of deferred stock-based compensation and impairment gains and losses on investments, and non-cash tax expense are excluded from the pro forma earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between pro forma earnings and net income on an absolute and per share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Investor Conference Call
Smith Micro will hold an investor conference call to discuss the company’s second quarter results at 4:30 p.m. Eastern time today, August 1, 2007. The call can be accessed by dialing (800) 366-7640 and providing the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops and markets wireless multimedia and communications solutions, mobile device management products, image and data compression solutions and many award winning software products. Smith Micro’s complete line of products is available through Smith Micro’s Enterprise,

Smith Micro 2007 Second Quarter Financial Results	Page 4 of 10
Channel and OEM Sales Groups, and direct from our websites, retail and value-added resellers (VARs) partners. Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties including, without limitation, forward-looking statements relating to the company’s financial prospects and projections, the company’s ability to increase its business, and the anticipated timing and financial performance of new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro 2007 Second Quarter Financial Results	Page 5 of 10
Smith Micro Software, Inc.
Pro-forma Statement of Operations for the Three Months Ended June 30, 2007
(results exclude amortization of intangibles associated with the acquisitions of
Allume Systems, Inc., PhoTags, Inc., Ecutel Systems, Inc. and Insignia
Solutions, pc as well as stock based compensation and non-cash income tax expense)
(in thousands, except per share amounts)

		Unaudited
	Per GAAP	Adjustments	Proforma
Net Revenues	$15,346	$—	$15,346

Cost of Revenues	3,981	(543)	3,438

Gross Profit	11,365	543	11,908
OPERATING EXPENSES
Selling & Marketing	4,437	(1,772)	2,665
Research & Development	3,483	(692)	2,791
General & Administrative	3,702	(1,637)	2,065

Total Operating Expenses	11,622	(4,101)	7,521

Operating Income	(257)	4,644	4,387
Interest Income	1,042		1,042

Income Before Income Taxes	785	4,644	5,429
Income Tax Expense	591	(307)	284

Net Income	$194	$4,951	$5,145

Income Per Share, Basic	$0.01		$0.17

Weighted Average Shares Outstanding, Basic	29,739		29,739

Income Per Share, Diluted	$0.01		$0.16

Weighted Average Shares Outstanding, Diluted	31,434		31,434

Smith Micro 2007 Second Quarter Financial Results	Page 6 of 10
Smith Micro Software, Inc.
Pro-forma Statement of Operations for the Three Months Ended June 30, 2006
(results exclude amortization of intangibles associated with the acquisitions of
Allume Systems, Inc. and PhoTags, Inc. as well as stock based compensation expenses)
(in thousands, except per share amounts)

		Unaudited
	Per GAAP	Adjustments	Proforma
Net Revenues	$12,555	$—	$12,555

Cost of Revenues	5,305	(327)	4,978

Gross Profit	7,250	327	7,577
OPERATING EXPENSES
Selling & Marketing	2,293	(804)	1,489
Research & Development	2,077	(401)	1,676
General & Administrative	2,029	(618)	1,411

Total Operating Expenses	6,399	(1,823)	4,576

Operating Income	851	2,150	3,001
Interest Income	265		265

Income Before Income Taxes	1,116	2,150	3,266
Income Tax Expense	33		33

Net Income	$1,083	$2,150	$3,233

Income Per Share, Basic	$0.05		$0.14

Weighted Average Shares Outstanding, Basic	23,635		23,635

Income Per Share, Diluted	$0.04		$0.13

Weighted Average Shares Outstanding, Diluted	25,598		25,598

Smith Micro 2007 Second Quarter Financial Results	Page 7 of 10
Smith Micro Software, Inc.
Pro-forma Statement of Operations for the Six Months Ended June 30, 2007
(results exclude amortization of intangibles associated with the acquisitions of
Allume Systems, Inc., PhoTags, Inc., Ecutel Systems, Inc. and Insignia
Solutions, pc as well as stock based compensation and non-cash income tax expense)
(in thousands, except per share amounts)

		Unaudited
	Per GAAP	Adjustments	Proforma
Net Revenues	$33,013	$—	$33,013

Cost of Revenues	9,660	(855)	8,805

Gross Profit	23,353	855	24,208
OPERATING EXPENSES
Selling & Marketing	7,896	(2,901)	4,995
Research & Development	6,206	(1,146)	5,060
General & Administrative	7,297	(2,836)	4,461

Total Operating Expenses	21,399	(6,883)	14,516

Operating Income	1,954	7,738	9,692
Interest Income	2,268		2,268

Income Before Income Taxes	4,222	7,738	11,960
Income Tax Expense	2,186	(1,576)	610

Net Income	$2,036	$9,314	$11,350

Income Per Share, Basic	$0.07		$0.39

Weighted Average Shares Outstanding, Basic	29,397		29,397

Income Per Share, Diluted	$0.07		$0.37

Weighted Average Shares Outstanding, Diluted	31,004		31,004

Smith Micro 2007 Second Quarter Financial Results	Page 8 of 10
Smith Micro Software, Inc.
Pro-forma Statement of Operations for the Six Months Ended June 30, 2006
(results exclude amortization of intangibles associated with the acquisitions of
Allume Systems, Inc. and PhoTags, Inc. as well as stock based compensation expenses)
(in thousands, except per share amounts)

		Unaudited
	Per GAAP	Adjustments	Proforma
Net Revenues	$22,440	$—	$22,440

Cost of Revenues	8,605	(600)	8,005

Gross Profit	13,835	600	14,435
OPERATING EXPENSES
Selling & Marketing	4,166	(1,153)	3,013
Research & Development	3,754	(652)	3,102
General & Administrative	3,438	(842)	2,596

Total Operating Expenses	11,358	(2,647)	8,711

Operating Income	2,477	3,247	5,724
Interest Income	489		489

Income Before Income Taxes	2,966	3,247	6,213
Income Tax Expense	72		72

Net Income	$2,894	$3,247	$6,141

Income Per Share, Basic	$0.13		$0.27

Weighted Average Shares Outstanding, Basic	22,973		22,973

Income Per Share, Diluted	$0.12		$0.25

Weighted Average Shares Outstanding, Diluted	24,740		24,740

Smith Micro 2007 Second Quarter Financial Results	Page 9 of 10
Smith Micro Software, Inc.
Statement of Operations for the Three and Six Months Ended June 30, 2007 and 2006
(in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Revenues	$15,346	$12,555	$33,013	$22,440

Cost of Revenues	3,981	5,305	9,660	8,605

Gross Profit	11,365	7,250	23,353	13,835
OPERATING EXPENSES
Selling & Marketing	4,437	2,293	7,896	4,166
Research & Development	3,483	2,077	6,206	3,754
General & Administrative	3,702	2,029	7,297	3,438

Total Operating Expenses	11,622	6,399	21,399	11,358

Operating Income	(257)	851	1,954	2,477
Interest Income	1,042	265	2,268	489

Income Before Income Taxes	785	1,116	4,222	2,966
Income Tax Expense	591	33	2,186	72

Net Income	$194	$1,083	$2,036	$2,894

Income Per Share, Basic	$0.01	$0.05	$0.07	$0.13

Weighted Average Shares Outstanding, Basic	29,739	23,635	29,397	22,973

Income Per Share, Diluted	$0.01	$0.04	$0.07	$0.12

Weighted Average Shares Outstanding, Diluted	31,434	25,598	31,004	24,740

Smith Micro 2007 Second Quarter Financial Results	Page 10 of 10
Smith Micro Software, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$80,198	$92,564
Accounts Receivable, (Net)	12,954	9,828
Income Taxes Receivable	122	122
Deferred Tax Asset	90	90
Inventory	1,084	857
Prepaid & Other Assets	426	308

Total Current Assets	94,874	103,769
Equipment & Improvements, Net	676	417
Deferred Tax Asset	7,762	7,786
Goodwill	31,639	15,266
Intangible Assets, Net	15,333	3,788

TOTAL ASSETS	$150,284	$131,026

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$3,519	$$2,941
Deferred Revenue	712	78
Accrued Liabilities	2,782	1,950

Total Current Liabilities	7,013	4,969

Common Stock	30	28
Additional Paid In Capital	144,194	129,018
Accumulated Deficit	(953)	(2,989)

Total Stockholders’ Equity	143,271	126,057

TOTAL LIABILITIES & EQUITY	$150,284	$131,026